Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SOARING EAGLE ACQUISITION CORP.

Soaring Eagle Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted a resolution by written consent in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment advisable. The consent and approval of stockholders of the Corporation was not required pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is, and the Certificate of Incorporation is hereby amended, as follows:

RESOLVED:	That the Certificate of Incorporation of the Corporation is hereby amended by deleting Article I thereof in its entirety and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation is Ginkgo Bioworks Holdings, Inc. (the “Corporation”).”

2. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on September 16th, 2021.

By:	/s/ Eli Baker
Name: Eli Baker
Title: President and Chief Financial Officer